                                                                     EXHIBIT 99


                              [APOLLO LETTERHEAD]




December 23, 1996


Leonard G. Levine
President
Banyan Mortgage Investment Fund
150 South Wacker Drive, Suite 200
Chicago, Illinois  60606

Dear Mr. Levine:

On November 15, 1996, we sent a letter setting forth an offer (the "Offer") to acquire Banyan Mortgage Investment Fund ("Banyan") on the terms and subject to the due diligence and other conditions provided for in such letter. On the basis of our due diligence effort, we were unable to confirm a value for Banyan's assets pursuant to which Apollo might acquire the outstanding Banyan shares as contemplated in the Offer, and hereby withdraw such offer in favor of our new offer discussed below.

Apollo's investigation did note, however, the existence in Banyan of (i) a $298 million Tax Loss Carryforward after an anticipated $30 million in estimated 1996 losses and (ii) a Built-In Tax Loss of approximately $90 million (collectively, the "Available Tax Loss Carryforwards"). These Available Tax Loss Carryforwards represent an extremely valuable asset to the shareholders of Banyan which, if managed properly, could be worth many times the value today of Banyan's assets or stock. We noted that Banyan's Board of Directors, in recommending the merger with RGI, disclosed in the proxy to Banyan's shareholders that the consummation of the merger with RGI would result in those tax loss benefits being "limited". Apollo's analysis indicates, however, that upon the consummation of the merger with RGI, that such limitation would result in a substantial and permanent loss of those tax benefits.

On the basis of our due diligence review and our awareness of the tax inefficiency to Banyan shareholders of the presently proposed RGI Merger Transaction, Apollo is pleased to submit a new proposal which is summarized hereinbelow (the "New Offer") in substitution for the Offer.

Apollo believes the New Offer is far superior in its economic consequences to Banyan shareholders to the original Offer (and the RGI Merger Proposal) because
(i) it shelters Banyan's shareholders from numerous development risks which Apollo's due diligence identified, and (ii) delivers to Banyan shareholders the opportunity to benefit from the utilization, in Apollo's view, of Banyan's most valuable asset, its Available Tax Loss Carryforwards. The New Offer is as follows:

1. The RGI Asset Purchase: In return for Banyan conveying to RGI all of its assets but the Excluded Assets identified below (the "Asset Conveyance"), RGI will assume 100% of the liabilities of Banyan, including the RGI Debt and any other obligations RGI may assert as being owed by Banyan to it. The Excluded Assets shall be: (1) selected commercially entitled property situated on the Southbridge/ Wayside parcel and (2) the Laguna Seca parcel; provided, however, RGI shall, with respect to the Laguna Seca parcel, receive as part of the Asset Conveyance a 50% pay proceeds interest in the net sale proceeds (after litigation expenses and liability, if any) resulting from the sale by Banyan of such Leguna Seca parcel at such time as any such sale is consummated.

December 23, 1996 (Page 2)


2 The Apollo Recapitalization of Banyan: Simultaneously with the closing of the Asset Purchase: (i) Apollo (either directly or via an affiliate) will purchase from Banyan, up to $5 million in newly created and issued Class 'B' Common Shares of Banyan (the "Class 'B' Shares") as set forth below and (ii) Apollo will make available on the terms and conditions set forth below up to $50 million in capital which Banyan could use to fund, at the Banyan subsidiary level, acquisitions pursuant to the Acquisition Strategy discussed below (the "Post Closing Capital"). The Class 'B' Shares will provide Apollo with up to a 25% economic interest in Banyan after taking into consideration: (i) the issuance of such Class 'B' Shares and (ii) the fact that the Class 'B' Shares shall have a 1:1 economic equivalency with Banyan's existing Common Shares. In connection with this New Offer, in the event that the pre-closing condition provided in paragraph d(i) hereinbelow cannot be satisfied, Apollo will still proceed with the New Offer provided that, in reducing the number of Class 'B' shares purchased from Banyan on the Closing Date, RGI will increase the number of shares subject to the option set forth in No. 3 below in an amount equal to the number of new 13D/RGI shares acquired from the date hereof to the Closing Date.

3.      The Apollo Purchase from RGI of An Option on Banyan Shares:
        Simultaneously with the closing of the proposed transactions, Apollo will pay RGI $500,000 in cash for a three year option (the "Option") to purchase from RGI 6 million of its presently owned Banyan shares at a price of $1.00 per share.

The conditions of this New Offer are:

        a) simultaneous closing of the three above referenced proposed transactions;

        b) from the date hereof until closing, (i) RGI shall have purchased no more shares than it presently owns; and, (ii) subsequent to closing, RGI agrees not to acquire any additional Banyan shares.

        c)      the amendment of Banyan's Charter and By-Laws to provide for:

                i) creation of the Class 'B' Shares on terms entitling such shares to: (x) 10 votes per share, (y) the right to elect a majority of the Board of Directors of Banyan and (z) per share 1:1 economic parity with the existing common stock of Banyan; and,

                ii) a provision limiting the percentage of shares of Banyan's outstanding common stock to be owned by any shareholder (other than RGI) subsequent to the Closing Date to not more than 4.9%.

        d) tax representations and/or opinions (the "Tax Matters") satisfactory to Apollo that:

                i) for the three year period prior to the Closing Date, other than RGI and Gabrielle, Hueglin & Cashman, there were no holders (either individually or in a group) during such period of more than 4.9% of Banyan's existing equity; and,

                ii) as of the Closing Date and as adjusted for the effects of the Asset Purchase, (x) Banyan shall have not less than $380 million in available and untainted Available Tax Loss Carryforwards and (y) not more than 15% of such Available Tax Loss Carryforwards are scheduled to expire due solely to the passage of time prior to the fifth anniversary of the Closing Date.

        e) customary documentation (including absence of material adverse change and undisclosed liabilities) and all required consents and approvals, including those of RGI and Banyan's shareholders.
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December 23, 1996 (Page 3)


It is Apollo's belief that this New Offer is far superior to its original Offer for the following reasons:

        - The New Offer is tax efficient for Banyan versus the original Offer (and versus the RGI Merger proposal); it is intended to preserve the Available Tax Loss Carryforwards, which would, based on our analysis, amount to approximately $6.00 per share in face amount as adjusted for the Banyan Recapitalization and the issuance of the Class 'B' shares.

        - The New Offer will establish a debt-free Banyan with the following attributes:

                -       a portfolio of commercial land assets; and.

                - most importantly, Banyan, under the control of Apollo, becomes an exciting and efficient "publicly-traded" vehicle (the economics of which will be participated in by RGI and Banyan's other shareholders subject to Apollo's Class B interest and its subsidiary level interests discussed below) to acquire profitable businesses on a tax-sheltered basis going forward (the "Acquisition Strategy") and sufficient initial cash liquidity in Banyan to exploit that opportunity.

Apollo believes that, as a result of Apollo's Closing Date capital contribution to Banyan via the Banyan Recapitalization, Apollo will be incented to use significant efforts to identify, negotiate and assist in the financing of transactions consistent with the Acquisition Strategy; in this regard, Apollo's Post-Closing Capital availability to subsidiary entities of Banyan to fund post-closing acquisitions would be on terms that: (1) are acceptable to Apollo such that it receives suitable economics on its funding of any such direct subsidiary investments and (2) leave Banyan with residual economics without a capital contribution in connection with any such acquisitions.

We would hope that you would agree that, over time, given Apollo's acknowledged track record as an investor, and the commitment by it of its considerable resources to manage Banyan as a tax efficient, publicly-traded vehicle within which to acquire profitable businesses, that Banyan's shareholders have the potential to benefit to a much greater extent than could be possible in any acquisition by Apollo of Banyan shares today which results in the loss to Banyan of its Available Tax Loss Carryforwards. Furthermore, it is obvious that, in the event Apollo is not successful in the Acquisition Strategy, it stands little chance of benefiting from its Class 'B' share investment on the closing date. Thus the interests of Banyan's existing shareholders and Apollo should be aligned.

As such, it is Apollo's belief that this New Offer is far superior to its original Offer (and the RGI Merger proposal) because it does not result in either (1) the take-out of Banyan's shareholders at a fixed price or (2) subjecting Banyan's shareholders to certain of the risk factors cited in the merger proxy in connection with the RGI Merger proposal.

Finally, Apollo believes the New Offer has considerably more value from RGI's point-of-view than that associated with either the original Offer of Apollo or the RGI Merger proposal.

We recognize that the New Offer is a departure from our original Offer. Nevertheless, it results for two reasons: (1) as stated earlier, our due diligence findings failed, for a number of reasons, to sustain the values needed to support the up-front cash required from Apollo to consummate the Offer and (2) the tax advantages and related Acquisition Strategy associated with the New Offer hold the prospect for far superior economic returns to all parties than otherwise would have been forthcoming under the original Offer.
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December 23, 1996 (Page 4)

In this latter regard, I would also point out that we believe that the New Offer is fair to Banyan's shareholders based upon the following calculations:

        -       Present and Proforma Share Capitalization of Banyan.


                                                            Present                         Proforma
                                                        -----------------          ---------------------------
                                                        Shares        %            Shares                  %
                                                        ------      -----          ---------             -----
                       Current Outstanding Shares       47.3 mm     100.0%         47.3 mm               75.0%
                       New Apollo Class 'B' Shares      --          --             15.8                  25.0
                                                        ----        -----          ----                  -----
                                                        47.3 mm     100.0%         63.1 mm               100.0%
                                                        ====        =====          ====                  =====

        -       Closing Date Values Per Share.  As proposed herein
                Apollo may pay as much as $0.3165 per newly issued
                Class 'B' Share. In the two weeks preceding Apollo's November 15, 1996 Offer Letter. Banyan's share price averaged approximately $0.25 per share, thereby resulting in the New Offer providing a premium of 27% over the value of Banyan shares prior to Apollo's surfacing its interest in Banyan. We note that such $0.25 share price of Banyan was a price reflecting the marketplace valuation by investors in Banyan of the RGI Merger Proposal, which had earlier been announced.

        - Future Share Value. Coupling the implied Closing Date Value together with the aforementioned Acquisition Strategy creates an opportunity for Banyan's Shareholders to be investment partners with Apollo in a debt-free entity.

I would like to meet with you and RGI's representatives to review this New Offer. Apollo has done sufficient work in respect of the attendant tax matters and the Acquisition Strategy potential of this New Offer to suggest to me that such a meeting could be very fruitful. Please contact me at your earliest convenience.

Sincerely,

/s/ W. Edward Scheetz
W. Edward Scheetz





cc:    Kenneth L. Uptain
       RGI U.S. Holdings, Inc.